Exhibit 12

                            PSEG ENERGY HOLDINGS INC.
               Computation of Ratios of Earnings to Fixed Charges

                                                         For the Six Months
                                                            Ended June 30,
                                                       2002               2001
                                                    ---------------------------
                                                       (thousands of dollars)
Earnings as Defined in
  Regulation S--K (A):
Pre-tax income from Continuing
  Operations .............................          (487,757)            97,780
(Income)/Loss from equity
  investees net of distributions .........           (14,455)           (32,415)
Fixed Charges ............................           113,605             84,098
Amortization of capitalized
interest .................................               445                159
Capitalized interest .....................            (4,881)           (10,262)
                                                    ---------------------------
Earnings .................................          (393,042)           139,360
                                                    ===========================

Fixed Charges as Defined in
  Regulation S--K (B):
Total interest expensed and
  capitalized ............................           112,158             82,606
Interest in rental expense ...............             1,447              1,492
                                                    ---------------------------
Total Fixed Charges ......................           113,605             84,098
                                                    ===========================

Ratio of Earnings to Fixed
  Charges (C) ............................             (3.46)              1.66
                                                    ===========================

(A) The term "earnings" shall be defined as pre-tax income from continuing operations before adjustment for minority interests or income or loss from equity investees. Add fixed charges adjusted to exclude (a) the amount of any interest capitalized during the period, (b) amortization of capitalized interest and (c) distributed income of equity investees. From the total, subtract interest capitalized.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense, and (c) an estimate of interest implicit in rentals.

(C) The ratio of Earnings to Fixed Charges for the six months ended June 30, 2002 was (3.46), as noted above, which represents a deficiency of $506,647.